Exhibit 99.1

Dorman Products, Inc. Reports Fourth Quarter and Fiscal 2022 Results and Issues 2023 Guidance
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Record net sales of $501.3 million for the quarter, up 25.9% year-over-year
•Diluted earnings per share (“EPS”) of $0.57, compared to $1.07 in Q4 2021
•Adjusted diluted EPS* of $1.01, compared to $1.33 in Q4 2021
•For fiscal 2022, achieved record net sales of $1.73 billion and diluted EPS of $3.85 and adjusted diluted EPS* of $4.76

COLMAR, PA (February 28, 2023) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the fourth quarter and full year ended December 31, 2022. Financial results include the impact of an additional week in the fourth quarter.

Fourth Quarter Financial Results
The Company reported fourth quarter 2022 net sales of $501.3 million, up 25.9% compared to net sales of $398.2 million in the fourth quarter of 2021. The sales results reflect a continuation of favorable underlying industry dynamics across all customer channels, successful new product development and penetration, the addition of SuperATV, and price increases to offset inflationary costs. The Company also benefited from having an extra week in the fourth quarter compared to last year, which it estimates impacted net sales by approximately $19 million. Net sales growth excluding SuperATV, acquired October 4, 2022, was 13.4% compared to the fourth quarter of 2021.

Gross profit was $157.8 million in the fourth quarter of 2022, or 31.5% of net sales compared to $131.4 million, or 33.0% of net sales, for the same quarter last year. Adjusted gross margin* was 32.8% in the fourth quarter of 2022 compared to 34.6% in the same quarter of last year. The decline in gross margin as a percentage of net sales is primarily due to continued broad-based inflationary cost pressures, partially offset by the favorable gross margin percentage impact of the addition of SuperATV. The Company has implemented many actions over the course of 2022, and has additional actions planned for 2023, including price increases and cost-savings initiatives to offset these costs.

Selling, general and administrative (“SG&A”) expenses were $125.0 million, or 24.9% of net sales, in the fourth quarter of 2022 compared to $86.3 million, or 21.7% of net sales, for the same quarter last year. Adjusted SG&A expenses* were $113.4 million, or 22.6% of net sales, in the fourth quarter of 2022 compared to $82.3 million, or 20.7% of net sales, in the same quarter last year. The increases in SG&A expenses and adjusted SG&A expenses* as a percentage of net sales were due primarily to the impact of higher interest rates on our customer accounts receivable factoring programs and the addition of SuperATV in the fourth quarter of 2022 which has higher SG&A costs than the rest of the Company’s business.

Income tax expense was $5.1 million, or 22.2% of income before income taxes compared to $9.8 million, or 22.4% of income before income taxes, in the same quarter last year. The decrease in the effective tax rate was due to favorable discrete items in the quarter, partially offset by an increase in state tax expense.

Net income for the fourth quarter of 2022 was $17.8 million, or $0.57 per diluted share, compared to $34.1 million, or $1.07 per diluted share, in the prior year quarter. The Company estimates that the additional week in fiscal 2022 added approximately $2.5 million in net income, or $0.08 per diluted share, during the fourth quarter of 2022. Adjusted net income* in the fourth quarter of 2022 was $31.8 million, or $1.01 per diluted share, compared to $42.1 million, or $1.33 per diluted share, in the prior year quarter. In addition to the factors described above, net income for the fourth quarter of 2022 was also impacted by an additional $9.2 million of net interest expense primarily from a term loan used to complete the acquisition of SuperATV in October 2022 and from higher interest rates during the quarter.

During the fourth quarter of 2022, Dorman completed the acquisition of SuperATV, a leading supplier to the specialty vehicle aftermarket, with a family of highly respected brands spanning replacement parts, functional accessories and upgrades.

Fiscal Year Financial Results
Fiscal 2022 net sales were $1,733.7 million, up 28.9% compared to net sales of $1,345.2 million in fiscal 2021. Year-over-year net sales growth, excluding the impact of acquisitions, was 13.8% compared to fiscal 2021.

Net income for fiscal 2022 was $121.5 million, or $3.85 per diluted share, compared to $131.5 million, or $4.12 per diluted share, for the prior year. Adjusted net income* in fiscal 2022 was $150.1 million, or $4.76 per diluted share, compared to $148.4 million, or $4.64 per diluted share, for the prior year.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “In 2022, we delivered record net sales and adjusted earnings per share, having successfully managed through the unprecedented challenges of global supply chain disruptions, continued COVID-related closures experienced by many of our global suppliers, several quarters of extraordinary inflationary pressures, and the rise in interest rates. We also successfully completed the acquisition of SuperATV which performed in line with our expectations in the fourth quarter. It is important to recognize that the hard work and dedication of our contributors made these results possible. We continue to be encouraged by the strength in the underlying markets we serve and the strong fundamentals across the vehicle aftermarket. We have been seeing an easing of global supply chain constraints and reductions in ocean freight and commodity costs that we expect will drive significant sequential quarterly margin expansion in the back half of 2023.

“Innovation and new products continue to be a strategic focus for the Company, as our expertise and market reach in advanced technology automotive components continued to grow last year with the introduction of all-new construction climate control modules, electronic throttle bodies featuring Hall effect sensors and Dorman’s Sensor Shield™ shaft seals, and pre-programmed fuel pump driver modules. The Company’s product teams have consistently focused on repair solutions engineered to reduce the time technicians and vehicle owners typically spend on repairs. We continue to deliver products that not only drive sales and profits for our customers, but also provide the solutions that professional technicians and do-it-yourselfers want.

“In 2022, we continued to focus on enhancing our supply chain and operations. Our new distribution center in Whiteland, Indiana began shipping products in the fourth quarter of 2022 and continues to ramp up to full capacity, supporting our growth plans. The roll out of state-of-the-art automation technology in our existing warehouses is also going well, and we anticipate realizing productivity savings, greater flexibility, and an enhanced customer experience from these investments. Finally, we are making progress on a strategic initiative to further diversify our supply chain geographically.”

2023 Guidance
The Company is issuing full-year 2023 guidance, detailed in the table below, which includes the impact of the SuperATV acquisition but excludes any potential impacts from future acquisitions, additional supply chain disruptions, or share repurchases.

2023 Fiscal Year
Net Sales	$1.95B - $2.00B
Growth vs. 2022	12.5% - 15.4%
Diluted EPS	$4.35 - $4.55
Growth vs. 2022	13.0% - 18.2%
Adjusted Diluted EPS*	$5.15 - $5.35
Growth vs. 2022	8.2% - 12.4%
Tax Rate Estimate	24%

Mr. Olsen continued, “Demand remains robust for our products driven by strong macro fundamentals across the vehicle aftermarket. Vehicle miles driven continue to increase, the average age of vehicles continue to rise, the number of cars in our 8 to 13-year-old sweet spot for the aftermarket continues to grow, and a shortage of new vehicles benefit the aftermarket.

“We anticipate first quarter adjusted gross margin percentage and adjusted SG&A dollars will be in line sequentially with fourth quarter 2022. However, operating margins and adjusted earnings per share are expected to be significantly lower than the fourth quarter of 2022, driven by seasonally lower sales levels. We remain encouraged by the easing of inflationary costs we have seen over the past several months and anticipate meaningful improvements in our gross margins throughout 2023 and expect to exit the year at a rate approaching pre-COVID levels.

“Finally, as we reduce lead times and safety stocks as a result of improvements in global supply chains, combined with the impact of lower material and freight costs, we anticipate inventory values to meaningfully decline throughout 2023. While our overall capital allocation strategy over the long term will not change, based on current conditions we plan in the short term to utilize excess cash from lower inventory requirements to reduce our debt.”

About Dorman Products
Dorman gives professionals, enthusiasts and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products, covering cars, trucks and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “plan,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; customer consolidation; our ability to grow in the specialty vehicle category; the impacts of public health pandemics, such as COVID-19; our ability to anticipate and meet customer demand or adequately manage our inventory; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; financial and economic factors, such as our level of indebtedness, the availability and effectiveness of customer accounts receivable financing programs, fluctuations in interest rates and inflation; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to develop, market and sell new and existing products; our ability to protect our intellectual property and defend against any claims of infringement; and our ability to protect our information security systems and defend against cyberattacks. Please refer to “Statement Regarding Forward-Looking Statements” and “Item 1A. Risk Factors” located in Part I of our in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021 filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 that the Company expects to file later today, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Michael P. Dickerson
Vice President, Investor Relations and Risk Management
mdickerson@dormanproducts.com
(517) 667-4003

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	12/31/22	Pct.*	12/25/21	Pct. *
Net sales	$501,281	100.0	$398,176	100.0
Cost of goods sold	343,507	68.5	266,759	67.0
Gross profit	157,774	31.5	131,417	33.0
Selling, general and administrative expenses	125,002	24.9	86,316	21.7
Income from operations	32,772	6.5	45,101	11.3
Interest expense, net	10,442	2.1	1,244	0.3
Other income, net	(605)	(0.1)	(43)	0.0
Income before income taxes	22,935	4.6	43,900	11.0
Provision for income taxes	5,099	1.0	9,820	2.5
Net income	$17,836	3.6	$34,080	8.6

Diluted earnings per share	$0.57		$1.07

Weighted average diluted shares outstanding	31,494		31,726

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/22	Pct.*	12/25/21	Pct. *
Net sales	$1,733,749	100.0	$1,345,249	100.0
Cost of goods sold	1,169,299	67.4	882,333	65.6
Gross profit	564,450	32.6	462,916	34.4
Selling, general and administrative expenses	393,402	22.7	291,365	21.7
Income from operations	171,048	9.9	171,551	12.8
Interest expense, net	15,582	0.9	2,162	0.2
Other income, net	(735)	0.0	(377)	0.0
Income before income taxes	156,201	9.0	169,766	12.6
Provision for income taxes	34,652	2.0	38,234	2.8
Net income	$121,549	7.0	$131,532	9.8

Diluted earnings per share	$3.85		$4.12

Weighted average diluted shares outstanding	31,543		31,961
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	12/31/22	12/25/21
Assets
Current assets:
Cash and cash equivalents	$46,034	$58,782
Accounts receivable, less allowance for doubtful accounts of $1,363 and $1,326	427,385	472,764
Inventories	755,901	531,988
Prepaids and other current assets	39,800	13,048
Total current assets	1,269,120	1,076,582
Property, plant and equipment, net	148,477	114,864
Operating lease right-of-use assets	109,977	59,029
Goodwill	443,035	197,332
Intangible assets, net	322,409	178,809
Other assets	48,768	46,503
Total assets	$2,341,786	$1,673,119
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$179,819	$177,389
Accrued compensation	19,490	26,636
Accrued customer rebates and returns	192,116	188,080
Revolving credit facility	239,363	239,360
Current portion of long-term debt	12,500	—
Other accrued liabilities	35,007	33,583
Total current liabilities	678,295	665,048
Long-term debt	482,464	—
Long-term operating lease liabilities	98,221	52,443
Other long-term liabilities	28,349	4,916
Deferred tax liabilities, net	11,826	17,976
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01; authorized 50,000,000 shares; issued and outstanding 31,430,632 and 31,607,509 shares in 2022 and 2021, respectively	314	316
Additional paid-in capital	88,750	77,451
Retained earnings	956,870	856,409
Accumulated other comprehensive loss	(3,303)	(1,440)
Total shareholders' equity	1,042,631	932,736
Total liabilities and shareholders' equity	$2,341,786	$1,673,119
Selected Cash Flow Information (unaudited):

	Three Months Ended		Twelve Months Ended
(in thousands)	12/31/22	12/25/21	12/31/22	12/25/21
Cash provided by operating activities	$12,344	$22,737	$41,688	$100,338
Depreciation, amortization and accretion	$13,546	$10,262	$44,677	$35,193
Capital expenditures	$14,103	$4,566	$37,883	$19,840

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended				Twelve Months Ended
(unaudited)	12/31/22	*	12/25/21	*	12/31/22	*	12/25/21	*
Net income (GAAP)	$17,836		$34,080		$121,549		$131,532
Pretax acquisition-related intangible assets amortization [1]	5,082		3,525		14,070		6,340
Pretax acquisition-related transaction and other costs [2]	13,199		6,897		22,736		15,072
Capitalized debt issuance fee write-off [3]	151		—		151		—
Tax adjustment (related to above items) [4]	(4,450)		(2,402)		(8,375)		(4,589)
Adjusted net income (Non-GAAP)	$31,818		$42,100		$150,131		$148,355

Diluted earnings per share (GAAP)	$0.57		$1.07		$3.85		$4.12
Pretax acquisition-related intangible assets amortization [1]	0.16		0.11		0.45		0.20
Pretax acquisition-related transaction and other costs [2]	0.42		0.22		0.72		0.47
Capitalized debt issuance fee write-off [3]	0.00		—		0.00		—
Tax adjustment (related to above items) [4]	(0.14)		(0.08)		(0.27)		(0.14)
Adjusted diluted earnings per share (Non-GAAP)	$1.01		$1.33		$4.76		$4.64

Weighted average diluted shares outstanding	31,494		31,726		31,543		31,961
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/22	Pct.**	12/25/21	Pct.**
Gross profit (GAAP)	$157,774	31.5	$131,417	33.0
Pretax acquisition-related transaction and other costs [2]	6,719	1.3	6,372	1.6
Adjusted gross profit (Non-GAAP)	$164,493	32.8	$137,789	34.6

Net sales	$501,281		$398,176

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/22	Pct.**	12/25/21	Pct.**
Gross profit (GAAP)	$564,450	32.6	$462,916	34.4
Pretax acquisition-related transaction and other costs [2]	11,070	0.6	9,438	0.7
Adjusted gross profit (Non-GAAP)	$575,520	33.2	$472,354	35.1

Net sales	$1,733,749		$1,345,249
Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/22	Pct.**	12/25/21	Pct.**
SG&A expenses (GAAP)	$125,002	24.9	$86,316	21.7
Pretax acquisition-related intangible assets amortization [1]	(5,082)	(1.0)	(3,525)	(0.9)
Pretax acquisition-related transaction and other costs [2]	(6,480)	(1.3)	(525)	(0.1)
Adjusted SG&A expenses (Non-GAAP)	$113,440	22.6	$82,266	20.7

Net sales	$501,281		$398,176

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/22	Pct.**	12/25/21	Pct.**
SG&A expenses (GAAP)	$393,402	22.7	$291,365	21.7
Pretax acquisition-related intangible assets amortization [1]	(14,070)	(0.8)	(6,340)	(0.5)
Pretax acquisition-related transaction and other costs [2]	(11,666)	(0.7)	(5,634)	(0.4)
Adjusted SG&A expenses (Non-GAAP)	$367,666	21.2	$279,391	20.8

Net sales	$1,733,749		$1,345,249

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Other Income, Net:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/22	Pct.**	12/25/21	Pct.**
Other income, net (GAAP)	$605	0.1	$43	0.0
Capitalized debt issuance fee write-off [3]	151	0.0	—	—
Adjusted other income, net (Non-GAAP)	$756	0.2	$43	0.0

Net sales	$501,281		$398,176

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/22	Pct.**	12/25/21	Pct.**
Other income, net (GAAP)	$735	0.0	$377	0.0
Capitalized debt issuance fee write-off [3]	151	0.0	—	—
Adjusted other income, net (Non-GAAP)	$886	0.1	$377	0.0

Net sales	$1,733,749		$1,345,249
* *Percentage of sales. Data may not add due to rounding.
[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.1 million pretax (or $3.8 million after tax) during the three months ended December 31, 2022 and $14.1 million pretax (or $10.7 million after tax) during the twelve months ended December 31, 2022 and were included in selling, general and administrative expenses. Such costs were $3.5 million pretax (or $2.7 million after tax) during the three months ended December 25, 2021 and $6.3 million pretax (or $4.8 million after tax) during the twelve months ended December 25, 2021 and were included in selling, general and administrative expenses.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three and twelve months ended December 31, 2022, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $6.7 million pretax (or $5.1 million after tax) and $11.1 million pretax (or $8.4 million after tax), respectively. During the three and twelve months ended December 31, 2022, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation and start-up expenses of $6.5 million pretax (or $4.9 million after tax) and $11.7 million pretax (or $9.4 million after tax), respectively.
During the three and twelve months ended December 25, 2021, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $6.4 million pretax (or $4.9 million after tax) and $9.4 million pretax (or $7.3 million after tax), respectively. During the three and twelve months ended December 25, 2021, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.5 million pretax (or $0.4 million after tax) and $5.6 million pretax (or $4.8 million after tax), respectively.
[3] – Capitalized debt issuance fee write-off totaled $0.2 million (or $0.1 million after tax) during the three and twelve months ended December 31, 2022.
[4] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(4.5) million and $(8.4) million during the three and twelve months ended December 31, 2022, respectively, and $(2.4) million and $(4.6) million during the three and twelve months ended December 25, 2021, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
2023 Guidance:

The Company provided the following guidance ranges related to their fiscal 2023 outlook:

	Year Ending 12/31/2023
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.35	$4.55
Pretax acquisition-related intangible assets amortization	0.69	0.69
Pretax acquisition transaction and other costs	0.38	0.38
Tax adjustment (related to above items)	(0.27)	(0.27)
Adjusted diluted earnings per share (Non-GAAP)	$5.15	$5.35

Weighted average diluted shares outstanding	31,500	31,500
*Data may not add due to rounding.